Exhibit 10.5

BUCKHEAD COMMUNITY BANCORP, INC. AND

THE BUCKHEAD COMMUNITY BANK

EMPLOYMENT AGREEMENT – LOU DOUGLASS

This agreement, made and entered into effective on the let day of January, 2004, between Buckhead Community Bancorp, Inc., a Georgia corporation, and The Buckhead Community Bank, N.A. (the °Bank”) (collectively referred to hereinafter as- “Employer”), and Lou Douglass (hereinafter referred to as “Employee”);

The Employer presently employs the Employee as Executive Vice President and. President of the Employer’s Alpharetta location. The Employer recognizes that the Employee’s contribution to the growth and success of the Employer is substantial. The Employer desires to provide for the continued employment ‘of the. Employee In order to reinforce and encourage the continued dedication of the Employee and to promote the best interests of the Employer and its stockholders. The Employee Is willing to continue to serve the Employer on the terms and conditions provided herein.

In consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, Intending to be legally bound, hereby agree that on the Effective Date:

1. RELATIONSHIP AND DUTIES

(a) Employer hereby employs Employee on the effective date hereof as Executive Vice President to perform -such services and duties as the Employer’s CEO and Board of Directors may from time to time designate during the term hereof. Subject to the terms and conditions hereof and to the direction of the CEO and Board, Employee will perform such duties and exercise such authority as are customarily performed and exercised by persons holding such office.

(b) Employee accepts such employment and shall devote his full time, attention, and best efforts to the diligent performance of the duties herein specified as an officer of the Bank and will not accept employment with any other-individual, corporation, partnership, governmental authority or other entity; or engage In any other venture for profit which employer or -the Board may consider to be In conflict with the Bank’s best interests or to be in competition with the Bank, or which may interfere In any way with the Employee’s performance of-his duties hereunder.

(c) Whenever the term “Employer” Is used herein, that term shall be-deemed synonymous with the term of “the Bank”, whenever the context so requires.

2. TERMS OF EMPLOYMENT

Employee’s employment shall be for a continuing term of three years which shall be extended automatically, without further action by. the Employer or Employee, at the end of each year for an additional year so that the remaining term shall again become three years unless, at least 30 days prior to any such automatic extension, either party shall deliver written notice to the other of its intention that the Agreement shall not be so extended, in which case the Agreement shall continue through its remaining term but shall not be automatically extended, or unless terminated earlier pursuant to the terms hereof. Employee’s employment pursuant to this agreement shall be terminated by the first to occur of any of the following:

(a) the death of Employee;

(b) the complete disability of Employee. “Complete disability” as used herein shall mean the inability of Employee, due to illness, accident, or any other physical or mental incapacity, to completely fulfill his obligations hereunder for. an aggregate of sixty (60) days within any period of one hundred and twenty (120) consecutive days during the term hereof;

(c) the discharge of Employee by Employer for cause. “Cause” as used herein shall include, without limitation: dishonesty; theft; conviction of a crime; unethical business conduct; activity which is contrary to the Bank’s interests; gross or repeated. negligence in carrying out Employee’s duties; or violation of Employee’s obligations hereunder.

(d) thirty (30) days after Employee has given written notice to Employer of his intent to terminate. his employment hereunder for reasons other than a Change in Control.

Termination of Employee’s employment shall constitute both a tender by Employee of his resignation as an employee and officer of Employer, and acceptance by Employer of that tender.

If the Employee’s employment is terminated for reasons other than stated. in subparagraphs (a)—(d) of this paragraph 2, or under the Change in Control provisions of paragraph 3, Employer shall pay Employee severance compensation an amount equal to 100% of his then current annual salary. Employee may elect to receive this payment in a lump sum or in 12 equal monthly installments. Employer shall also pay Employee within 30 days of the date of termination any sums due for reimbursement of expenses’ through the date of termination. In addition, any restrictions on outstanding incentive awards (including stock options or restricted stock) granted to the Employee under any incentive plan shall lapse and such incentive awards shall become 100% vested. For a period of 90 days following the termination: date, the Employer shall at its expense continue on behalf of the Employee and his dependents the life Insurance, disability, medical, dental, and other such benefits provided to the Employee prior to Employee’s termination; provided, however, that Employee may elect to decline such benefits-if covered by another employer.

The parties intend that. the severance payments and other compensation provided for herein are reasonable compensation for the Employee’s services to the Employer and shall not constitute “excess parachute payments” within the meaning of the appropriate sections of the Internal Revenue Code. In the event that it is determined that such payments constitute “excess parachute payments”, then the compensation payable hereunder shall be increased, on a tax gross-up basis, so as to reimburse the Employee for the tax payable by the Employee so that the Employee shall be, after payment of all takes, in the same financial position as if no taxes had been imposed upon him.

3. CHANGE IN CONTROL

“Change in Control”, for purposes of this paragraph, shall mean the occurrence during the term of this Agreement of any of the following events: (1) the individuals constituting the Board of Directors as of the date of this Agreement no longer constitute at least a majority of the Board of the Employer, (11) approval by the stockholders of the Employer of a merger, consolidation, liquidation, dissolution, or reorganization of the Employer, or (iii) an agreement for the sale or other disposition of all or substantially all of the assets of the Employer.

In the event of a Change in Control, the Employee may terminate his employment hereunder for any reason upon delivery of notice to the, Employer as follows: at any time within the first 90 days following a Change In Control; or annually upon the anniversary, date of the execution of this Agreement. If the Employee elects to terminate his employment due to the Change In Control provisions of this paragraph, the post-termination covenants of paragraph 6 do not apply and the provisions of paragraph 3 regarding severance and other such termination payments shall become immediately enforceable.

4. COMPENSATION AND BENEFITS’

The Employee’s compensation, including any bonuses or performance awards payable in either cash or other forms of compensation (such as stock options). shall be reviewed at least annually and shall be determined by the President and CEO, subject to any overall parameters put in place by. the Compensation Committee.

During the term of Employee’s employment hereunder,. Employee shall be eligible to participate in all Company benefit programs generally available to other employees including, but not limited to: (i) group health, accident and hospital Insurance covering Employee and his dependents; (ii) long-term disability insurance; and (iii) 401(k) or other such plans, subject to the appropriate limits on contributions. Employee shall qualify for vacation and sick leave in accordance with the Bank’s Personnel Policy.

5. EXPENSES

Upon Employee’s presentment to Employer of expense reports acceptable to Employer and which are In sufficiently detailed form to comply with standards for deduction of business expenses established by the Internal Revenue Service, Employer will reimburse Employee for such expenses approved by Employer and incurred by Employee in connection with performance of his duties hereunder, including reasonable annual dues and membership fees for professional organizations, seminars and conventions, and business, civic and social organizations.

6. POST-TERMINATION COVENANTS

At such time as Employee’s employment by-Employer terminates, whether during the initial term hereof or thereafter, Employee agrees that for one (1) year following such termination he will not, without the prior written consent of Employer: (1) serve as a director, officer, employee or organizer of any entity engaged in banking activities which are competitive with those in which the Bank has engaged within the .twelve (12) months immediately preceding such termination within fifteen.(15) miles of the outside boundary of the Bank’s Primary Service Area, as that Area has been or may be amended from, time to time; (ii) directly or indirectly solicit, divert or appropriate to or for a competing business any person or entity that was a customer of the Employer on the date of termination and- with whom the Employee. has had material contact; (iii) furnish anyone with the name of, or any list or lists which identify any customers or stockholders of the Employer or utilize such list or information himself; (iv) furnish, use or divulge to anyone any confidential information of Employer acquired by him from Employer and relating to Employer’s business activities; (v) hire for any other employer (including himself) any employee of Employer. Exempted from the requirements of this paragraph is any information which is or becomes publicly available Information through no fault or act of Employee, and any former employee no longer with the Employer.

The provisions of this paragraph do not apply if the Employee’s termination is due to a Change in Control. Pursuant to the terms and conditions of paragraph 3.

It is understood and agreed by the, parties hereto that the provisions of this paragraph are independent of each other, and to the extent any provision or portion thereof shall be determined .by a court of competent jurisdiction to be unenforceable, such determination shall not affect the validity or enforceability of any other provision of this paragraph or the remainder of this Agreement.

The Employee acknowledges and agrees that (i) the above covenants are reasonable; (ii) the Employee has received adequate consideration for each of these covenants; and (iii) each of these covenants is reasonable and necessary to protect and preserve the interests and properties. of the Employer.

7. WAIVER OF PROVISIONS.

Failure by any of the parties hereto to insist, in one or more Instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted hereunder, or of the obligation of future performance of any such term or condition, or of any other term or condition of this Agreement, unless such waiver is contained in writing signed by or on behalf of all the parties.

8. GOVERNING LAW

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia. If for any reason any provision of this Agreement shall be held by a court of competent jurisdiction to be void or unenforceable, the same shall not affect the remaining. provisions hereof.

9. MODIFICATION AND AMENDMENT

This Agreement contains the sole and entire agreement among the parties hereto as to the subject matter hereof and supersedes all prior discussions and agreements among the parties, and any such prior. agreements shall, from and after the date hereof, be null and void: This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of all parties hereto.

10. COUNTERPARTS AND HEADINGS

This Agreement may be executed simultaneously In any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. The headings set out herein are for convenience of reference and shall not be deemed apart of this Agreement.

11. SUCCESSORS

The rights and obligations of this Agreement shall bind and Inure to. the benefit of and be binding upon the Employer, its successors and assigns, including the surviving corporation in any merger or consolidation in which the Employer is a party, and upon the Employee, and his heirs and personal representatives. Neither this Agreement nor performance hereunder may be assigned by Employee.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal effective as of the date first written above.

EMPLOYER: BUCKHEAD COMMUNITY BANCORP, INC.

By:	/s/ Marvin Cosgray
Marvin Cosgray, President and CEO

(Corporate Seal)

EMPLOYEE:

/s/ Lou Douglass
Lou Douglass